EXHIBIT 10.6

LOCK UP AGREEMENT

To:	Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 21202

Re:     Proposed Business Combination Involving Camden Learning Corporation and Dlorah, Inc.

1.
Acknowledgement. The undersigned acknowledges that Camden Learning Corporation ("Camden") and Dlorah, Inc. ("Dlorah") are intending to complete a proposed business combination pursuant to that certain Agreement and Plan of Reorganization, dated August 7, 2009, as amended by the Amended and Restated Agreement and Plan of Reorganization, dated August 11, 2009, as further amended by Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization by and among Camden, Dlorah and Dlorah Subsidiary Inc., a wholly-owned subsidiary of Camden (collectively, the “Merger Agreement”). In consideration of the transactions contemplated by the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), the undersigned covenants and agrees with Camden as follows with respect to the shares of Camden Class A common stock, common stock and warrants issued or issuable to the undersigned (or to persons or entities with respect to which the undersigned would have beneficial ownership of such shares within the rules and regulations of the Securities and Exchange Commission) whether pursuant to the Merger Agreement or otherwise and any other security of Dlorah or Camden that is convertible into, or exercisable or exchangeable for, securities of Camden (collectively, the “Camden Shares”).

2.
Lock-Up. The undersigned represents and warrants to Camden that, for the duration of the Lock-Up Period (as defined below), the undersigned will not, directly or indirectly: (i) offer, sell, contract to sell, pledge, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Camden Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Camden Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any Camden Shares, whether or not such transaction is to be settled by delivery of Camden Shares, other securities, cash or other consideration, or (iii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by either of clauses (i) or (ii). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of any Camden Shares even if such Camden Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Camden Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Camden Shares. The undersigned agrees and consents to the entry of stop transfer instructions with Camden’s transfer agent and registrar against, and authorizes Camden to cause the transfer agent and registrar to decline, the transfer of relevant securities held by the undersigned except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may sell, contract to sell, dispose of, or otherwise transfer for value or otherwise, the Camden Shares by (i) gift, will or intestacy, or (ii) distribution to partners, members, shareholders or beneficiaries of the undersigned; provided however, that in the case of a transfer pursuant to (i) or (ii) above, it shall be a condition to such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Camden Shares subject to the provisions of this Lock Up Agreement.

3.
Lock-Up Period. For the purposes hereof, the “Lock-Up Period” shall mean with respect to all of the Camden Shares, the period beginning on the date of the Effective Time (as such term is defined in the Merger Agreement) and ending on the date that is one hundred eighty (180) days following the date of the Effective Time.

4.
Termination. This agreement may be terminated by mutual written consent of the parties hereto. This agreement shall be terminated one calendar day following the date that is one hundred eighty-one (181) days following the date of the Effective Time, in accordance with its terms. The undersigned further understands that this agreement is irrevocable, and that all authority herein conferred or agreed to be conferred shall survive death or incapacity of the undersigned and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

5.	Authority. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein.

6.
Public Disclosure. The undersigned agrees not to make any public disclosure or announcement of or pertaining to this agreement, the Merger Agreement or the transactions contemplated thereby or hereby without the prior written consent of Camden except as required by law.

7.
Damages. The undersigned recognizes and acknowledges that this agreement is an integral part of the Merger Agreement and that a breach by the undersigned of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it may not have an adequate remedy at law for money damages. Therefore, the undersigned agrees that in the event of any such breach, Camden shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the undersigned agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable therein (without regard to conflict of laws principles).

9.
Facsimile. Camden and the undersigned shall be entitled to rely on delivery of a facsimile copy hereof which shall be legally effective to create a valid and binding agreement of the undersigned and Camden in accordance with the terms hereof.

10.
Counterparts. This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.	Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this agreement.

ROBERT D. BUCKINGHAM LIVING TRUST

By:	/s/ Bob Buckingham
Bob Buckingham
Trustee